Columbia Financial, Inc. and Columbia Bank Appoint Mayra L. Rinaldi
as Executive Vice President, Corporate Governance and Culture

FAIR LAWN, NJ December 8, 2022 —Columbia Financial, Inc. (the “Company”), and its wholly owned subsidiary Columbia Bank (the “Bank”), are pleased to announce the appointment of Mayra L. Rinaldi as Executive Vice President, Corporate Governance and Culture of the Company and the Bank. In her new role, Mrs. Rinaldi will continue to oversee the Corporate Governance, Executive Administration, Community Development, and Corporate Facilities departments of the Company and the Bank. In addition, she will also continue to oversee the Company’s and the Bank’s regulatory and SEC compliance requirements, Environmental, Social and Governance (ESG) strategy, which includes monitoring the effectiveness of Diversity, Equity and Inclusion (DEI) initiatives, as well as community support initiatives consisting of Team Columbia, Community Reinvestment Act (CRA) outreach and the Columbia Bank Foundation.

Mrs. Rinaldi will also now will be responsible for providing executive oversight and monitoring of the Company’s and the Bank’s culture to ensure that it remains aligned with Columbia Bank’s Creed of Shared Values, which is designed to ensure that all policies, products, and services, and actions throughout the Company and the Bank allow team members to always act in the best interests of customers, coworkers, communities and shareholders.

“With over 20 years of experience at Columbia Bank, Mayra is well positioned to ensure the Bank remains true to its mission and traditional philosophy,” said Thomas J. Kemly, President and CEO of Columbia Bank. “Due to her strong knowledge of the Bank’s history and operations, her deep embodiment of the Bank’s culture and her desire to make Columbia the Preeminent Bank of New Jersey, we are fortunate to have her joining the Executive team.”

Mrs. Rinaldi joined Columbia Bank in 2000 as a Teller in the Bank’s Linden location and quickly rose to the role of Assistant Branch Manager in Edison. In 2011, she was promoted to the newly-created position of BSA/AML Supervisor. She was appointed as an Officer in 2013 and a year later was promoted to Corporate Secretary. Since 2014, Mrs. Rinaldi has served as the Bank’s Senior Vice President, Corporate Governance.

She has also been recognized as a leader in the industry as a NJ Bankers Rising Star in 2018 and received special recognition in 2020 as a 40 under 40: Emerging Community Bank Leader, from the Independent Community Bankers of America (ICBA).

Mrs. Rinaldi graduated from Kean University where she earned a Bachelor of Science degree in Finance and is a graduate of the Stonier School of Banking. She is an active member of her church and currently serves on Paterson Habitat for Humanity’s Finance Committee and Advisory Board, as well as the Board of the RSI Bank Foundation.

She currently resides in Mahwah, NJ with her husband and three children.

About Columbia Bank

Founded in 1927 and headquartered in Fair Lawn, NJ, Columbia Bank has more than 60 full-service branch networks spanning the state of New Jersey, an asset base of approximately $10 billion. Columbia Bank offers a full suite of consumer and commercial products, including online and mobile banking, localized lending centers as well as title, investment, insurance and wealth management services. For more information about Columbia Bank’s complete line of products and services, visit www.ColumbiaBankOnline.com. Follow Columbia Bank on: Facebook, Instagram, Twitter, YouTube & Linked In.